Exhibit 99.1

FORMAL NOTICE OF BLACKOUT PERIOD

UNDER THE

AKUMIN 401(K) PLAN

(As Required Under Section 306(a) of the Sarbanes-Oxley Act of 2002)

To:	All Executive Officers and Directors of Akumin Inc.

From:	Akumin Inc.

Date:	April 25, 2022

Subject:	Notice of Trading Blackout Period

This Notice is being provided to you pursuant to Rule 104 of Regulation BTR, promulgated under Section 306(a)(6) of the Sarbanes Oxley Act of 2002. The purpose of this Notice is to inform you of an impending “blackout period” under the Akumin 401(k) Plan (the “Plan”), during which time you will be generally prohibited from effecting any direct or indirect transactions in the common shares (“Common Shares”) of Akumin Inc. (the “Company”) that you acquired in connection with your employment or service as an executive officer or director of the Company.

Reasons for Blackout Period

Akumin Corp. is eliminating the unitized stock fund (the “Stock Fund”), which has been used to acquire and hold Common Shares of the Company for Plan participants. As a result, participants in the Plan and their beneficiaries will temporarily be unable to (i) direct or diversify the portions of their Plan accounts invested in the Stock Fund or (ii) take a loan, in-service withdrawal or distribution from the portions of their Plan accounts invested in the Stock Fund. This period, during which participants and beneficiaries will be unable to exercise these rights otherwise available under the Plan, is called a “blackout period.”

Length of Blackout Period

The restrictions applicable to you as described in the following section would, based upon the expected start date of the Stock Fund blackout period, begin at May 23, 2022 at 8:00 a.m. Eastern Time and continue through June 30, 2022 at 4:00 p.m. Eastern Time (“BTR Blackout Period”). If the Company is required to adjust the beginning date or the length of the BTR Blackout Period, the Company will provide you with notice of such adjustment as soon as reasonably practicable.

Restrictions on Executive Officers and Directors During the BTR Blackout Period

Because participants and beneficiaries of the Plan will be unable to move assets out of the Stock Fund during the blackout period, the Company’s executive officers and directors will be subject to the trading restrictions imposed under Section 306(a) of the Sarbanes-Oxley Act of 2002 for the BTR Blackout Period, which will include at least the duration of the blackout period. Subject to limited exceptions, these restrictions generally prohibit the direct or indirect purchase, sale or other acquisition or transfer of any Common Shares that you acquired in connection with your employment or service as an executive officer or director of Akumin. These restrictions apply whether or not you participate in, or eligible to participate in, the Plan.

The term “acquired in connection with service or employment as a director or executive officer”, when applied to a director or executive officer, means that he or she acquired, directly or indirectly, an equity security:

1.

At a time when he or she was a director or executive officer, under a compensatory plan, contract, authorization or arrangement, including, but not limited to, an option, warrants or rights plan, a pension, retirement or deferred compensation plan or a bonus, incentive or profit-sharing plan (whether or not set forth in any formal plan document), including a compensatory plan, contract, authorization or arrangement with a parent, subsidiary or affiliate;

2.

At a time when he or she was a director or executive officer, as a result of any transaction (including acquisitions) or business relationship described in paragraph (a) of Item 404 of Regulation S-K (transactions with related persons) to the extent that he or she has a pecuniary interest in the equity securities;

3.

At a time when he or she was a director or executive officer, as directors’ qualifying shares or other securities that he or she must hold to satisfy minimum ownership requirements or guidelines for directors or executive officers;

4.	Prior to becoming, or while, a director or executive officer where the equity security was acquired as a direct or indirect inducement to service or employment as a director or executive officer; or

5.

Prior to becoming, or while, a director or executive officer where the equity security was received as a result of a business combination in respect of an equity security of an entity involved in the business combination that he or she had acquired in connection with service or employment as a director or executive officer of such entity.

For this purpose, there is a rebuttable presumption that any Common Shares that you attempt to transfer during the BTR Blackout Period were acquired in connection with your employment or service with the Company. While several narrow exceptions to the restrictions exist, you should not engage in any transaction without first confirming whether an exception is available. If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties.

Who to Contact for Additional Information

If you have any questions about this Notice or the blackout period generally, you may contact, Matt Cameron, Chief Legal Officer, at matt.cameron@akumin.com.